TEXTRON	Exhibit 99
	Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon - 401-457-2362

Textron Reports Third Quarter Results

Solid Performance at Bell, Cessna and Textron Financial Overcome
Operating Issues at Fastening Systems and Katrina Impact;
Company Achieves Record Aircraft Backlog

 Providence, Rhode Island - October 20, 2005 - Gains in revenue and earnings, excluding impairment charges relating to its Fastening Systems business, marked a strong third quarter for Textron Inc. (NYSE: TXT).

Revenues were $2.86 billion, up 12.3 percent relative to last year. Segment profits, excluding the impairment charges, were $265 million, up 25 percent from the third quarter of 2004. Adjusted earnings were $1.00 per share on a fully diluted basis (see attached GAAP reconciliation table), compared to the company's guidance of $0.85 to $0.95. Hurricane Katrina, which shut down production at the company's Louisiana-based facilities, reduced earnings by about $0.09 per share during the quarter compared to our prior guidance.

Including the Fastening Systems impairment charges, worth $2.25 per basic share, Textron recorded a GAAP loss of $1.23 per basic share. On a GAAP basis, total company segment losses were $76 million.

"Very strong performance at Bell, Cessna and Textron Financial overcame operating issues in the quarter at Fastening Systems and the challenges arising from Katrina," said Textron Chairman, President and CEO Lewis Campbell. "Also, most of our end markets continued to expand, which helped drive our strong top-line growth and resulted in another record level of aircraft backlog," he continued.

Manufacturing cash flow from continuing operations for the first nine months of 2005 was $691 million, compared to $797 million during the same period last year, resulting in free cash flow for the first nine months of 2005 of $486 million, compared to $606 million last year.

Outlook

Consistent with its previous full-year guidance, Textron expects fourth quarter earnings per share will be between $0.95 and $1.15. This reflects an estimated unfavorable impact of an additional $0.07 per share during the fourth quarter associated with restoring production in Louisiana.

"Looking ahead, our investment in new products and new markets across all of the company, as well as strong demand for our commercial aircraft products and a ramp-up in our military programs will drive mid to high single-digit percentage organic revenue growth for at least the next five years. With our continued focus on Transformation initiatives, this should translate into strong, double-digit earnings growth over this period," Campbell added.

Fastening Systems Impairment Charges

On September 6, 2005, the company approved a plan to explore strategic alternatives for the Fastening Systems segment, which triggered an impairment review of the value of Fastening Systems assets. As a result, charges of $341 million ($299 million, after-tax), substantially all of which related to goodwill impairment, were recorded against Fastening Systems segment profit in the third quarter.

Presentation of Results
Textron is providing adjusted earnings per share and segment profit, excluding the Fastening Systems charges described above, to facilitate analysis. This is helpful for comparing results to previous periods or forecasting performance in future periods. Adjusted results are the basis for measuring operating performance for management compensation purposes.

However, analysis based on adjusted results should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of the company's adjusted results to GAAP results can be found in the attached tables.

Segment Analysis

Bell

Bell segment revenues were up $104 million, while profit was up $30 million. U.S. Government revenues increased primarily as a result of higher revenue on the V-22 program, greater volume of armored security vehicles and the benefit of the US Helicopter acquisition which occurred in the second quarter of 2005. The increase in revenues was partially offset by lower air launched weapons volume. Commercial revenues were up due to increased international military volume.

Segment profit improved for both the Commercial and U.S. Government businesses. Most of the improvement came from the commercial side as a result of an increased demand for spares and greater international military volume. Also, the resolution of uncertainties and the receipt of cash related to a collaborative R&D sharing agreement from previous periods increased profits by $13 million. For the U.S. Government business, profits improved, despite Katrina costs, largely due to higher profits from the V-22 program and higher volume of armored security vehicles.

Backlog at Bell Helicopter ended the quarter at $2.9 billion, up slightly from the end of the second quarter.

Cessna

Cessna segment revenues and profit increased $191 million and $35 million, respectively.

Cessna revenues increased due to higher volume across all product lines and higher pricing. Segment profit grew due to the increased volume and higher pricing, partially offset by inflation.

Continued strong orders at Cessna resulted in a backlog increase of $236 million during the quarter, yielding an ending backlog level of $6.0 billion for unaffiliated customers, plus an additional $601 million for CitationShares.

Fastening Systems

Fastening Systems revenues were up $3 million, primarily as a result of higher pricing related to steel recoveries and favorable foreign exchange. However, lower volume, primarily due to soft demand in automotive markets, partially offset these gains.

Excluding the pre-tax impairment charges of $341 million, profits were down $6 million, primarily due to bad debt expense associated with a bankrupt account.

Industrial

In our Industrial businesses, segment revenue decreased by $11 million and profit was down $21 million.

Revenues decreased from lower volume at Kautex, Jacobsen and Fluid & Power, partially offset by higher volume at Greenlee, favorable foreign exchange and pricing. Profit was down due to lower volume and inflation, which was partially offset by pricing.

Finance

The Finance segment revenues increased $26 million, while profit increased $15 million.

The increase in revenues reflected higher average finance receivables. Profit increased primarily due to a lower provision for loan losses and higher net interest margin from higher average finance receivables; partially offset by a decrease in securitization and other income.

Conference Call Information

Textron will host a conference call today, October 20, 2005, at 9:00 a.m. Eastern time to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 276-9998 in the U.S. or (612) 338-1294 outside of the U.S. (request the Textron Earnings Conference).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, October 20, 2005 by dialing (320) 365-3844; Access Code: 772173.

Textron Inc. is a $10 billion multi-industry company with 44,000 employees in 40 countries. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] the extent to which Textron is able to achieve savings from its restructuring plans; [b] uncertainty in estimating the amount and timing of restructuring charges and related costs; [c] changes in worldwide economic and political conditions that impact interest and foreign exchange rates; [d] the interruption of production at Textron facilities or Textron's customers or suppliers; [e] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [f] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [g] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [h] the adequacy of cost estimates for various customer care programs including servicing warranties; [i] the ability to control costs and successful implementation of various cost reduction programs; [j] the timing of certifications of new aircraft products; [k] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [l] changes in aircraft delivery schedules or cancellation of orders; [m] the impact of changes in tax legislation; [n] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [o]Textron's ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [p] Textron's ability to realize full value of receivables and investments in securities; [q] the availability and cost of insurance; [r] increases in pension expenses related to lower than expected asset performance or changes in discount rates; [s] Textron Financial's ability to maintain portfolio credit quality; [t] Textron Financial's access to debt financing at competitive rates; [u] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [v] performance of acquisitions; [w] the efficacy of research and development investments to develop new products; and [x] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron's supply chain or difficulty in collecting amounts owed by such customers.

TEXTRON INC.
REVENUES AND INCOME (LOSS) BY BUSINESS SEGMENT
THREE AND NINE MONTHS ENDED OCTOBER 1, 2005 AND OCTOBER 2, 2004
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
REVENUES	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
MANUFACTURING:
Bell	$674	$570	$2,076	$1,664
Cessna	890	699	2,513	1,617
Fastening Systems	457	454	1,499	1,445
Industrial	686	697	2,310	2,283
	2,707	2,420	8,398	7,009
FINANCE	155	129	443	400
Total revenues	$2,862	$2,549	$8,841	$7,409
PROFIT (LOSS)
MANUFACTURING:
Bell	$89	$59	$247	$182
Cessna	117	82	325	148
Fastening Systems (a)	(346)	1	(341)	45
Industrial	21	42	134	147
	(119)	184	365	522
FINANCE	43	28	120	95
Segment (loss) profit	(76)	212	485	617
Special charges	(4)	(16)	(108)	(85)
Corporate expenses and other, net	(45)	(30)	(136)	(101)
Interest expense, net	(23)	(23)	(70)	(73)
(Loss) income from continuing operations before income taxes	(148)	143	171	358
Income taxes (b)	(19)	(42)	(129)	(107)
(Loss) income from continuing operations	(167)	101	42	251
Discontinued operations, net of income taxes:
Results of operations	-	2	-	(11)
Gain on disposition (c)	3	-	43	-
Net (loss) income	$(164)	$103	$85	$240
Earnings per share:
(Loss) income from continuing operations	$(1.25)	$0.72	$0.31	$1.79
Discontinued operations, net of income taxes:
Results of operations	-	0.01	-	(0.08)
Gain on disposition (c)	0.02	-	0.31	-
Net (loss) income	$(1.23)	$0.73	$0.62	$1.71
Average shares outstanding (d)	132,910,000	140,618,000	137,136,000	140,378,000

(a)     On September 6, 2005, Textron's Board of Directors approved management's recommendation to explore strategic alternatives for the Fastening Systems segment, including the potential sale of all or portions of its operations. Based on the likelihood of execution, Textron determined that the approval of this recommendation was an impairment indicator for the segment's assets. As a result, charges of $341 million, substantially all of which related to goodwill impairment, were recorded against Fastening Systems segment profit in the third quarter of 2005.

(b)    The items included in the quarterly and year-to-date 2005 income tax rates are summarized in the tables below:

	Three Months Ended October 1, 2005				Nine Months Ended October 1, 2005
	Pre-tax	Taxes	Net	Tax Rate	Pre-tax	Taxes	Net	Tax Rate
Income from continuing operations before impairment charges	$ 193	$(61)	$ 132	31.6%	$ 603	$ (177)	$ 426	29.4%
Fastening Systems impairment	(341)	42	(299)	12.3%	(341)	42	(299)	12.3%
Investment impairment	-	-	-	-	(91)	6	(85)	6.6%
(Loss) income from continuing operations	$(148)	$(19)	$(167)	(12.8%)	$171	$(129)	$42	75.4%

(c)     Items primarily related to the sale of the InteSys business.

(d)    For the three months ended October 1, 2005, the diluted EPS average share base excludes potential common shares (convertible preferred stock and stock options). These shares are excluded due to their antidilutive effect resulting from the loss from continuing operations. For the nine months ended October 1, 2005, fully diluted shares were used to calculate EPS.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	October 1, 2005	January 1, 2005
Assets
Cash and cash equivalents	$ 562	$ 605
Accounts receivable, net	1,290	1,211
Inventories	1,947	1,742
Other current assets	548	581
Net property, plant and equipment	1,841	1,922
Other assets	2,557	3,047
Assets of discontinued operations	13	29
Textron Finance assets	7,143	6,738
Total Assets	$ 15,901	$ 15,875

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$ 23	$ 433
Other current liabilities	2,601	2,542
Other liabilities	2,193	2,187
Long-term debt	1,673	1,358
Textron Finance liabilities	6,126	5,703
Total Liabilities	12,616	12,223

Total Shareholders' Equity	3,285	3,652
Total Liabilities and Shareholders' Equity	$ 15,901	$ 15,875

Textron Inc.

GAAP to Non-GAAP Reconciliation
Components of Net (Loss) Income and EPS
(Dollars in millions except per share amounts)
Three Months Ended October 1, 2005
	After-tax	EPS *	Average shares (millions)*
Income before Fastening Systems impairment charges - Non-GAAP	$135	$1.00	135.6
Fastening Systems impairment charges	(299)	(2.25)	132.9
Impact of excluding potential common shares	-	0.02	(2.7)
Net (loss) income - GAAP	$(164)	$(1.23)	132.9

* The EPS amounts for the net (loss) income-GAAP and the Fastening Systems impairment charges were calculated using basic shares while other per share amounts were calculated using fully diluted shares.

Textron Inc.
Reconciliation of Segment (Loss) Profit
(Dollars in millions)
Three Months Ended October 1, 2005
	Fastening Systems	Segment Total
Segment (loss) profit - Non-GAAP	$(5)	$265

Fastening Systems impairment charges	(341)	(341)
Segment (loss) profit - GAAP	$(346)	$(76)

 Textron Inc.
Calculation of Free Cash Flow
(Dollars in millions)

	September Year-to-Date		Full Year
	2005 Actual	2004 Actual	2005 Outlook	2004 Actual
Net cash provided by operating activities of continuing operations	$691	$797	$980	$973
Capital expenditures and lease additions	(220)	(228)	(400)	(334)
Proceeds on sale of property, plant and equipment	15	37	20	46
Free cash flow	$486	$606	$600	$685

 Textron Inc.

Projected 2005 Return on Invested Capital
Based on Midpoint of EPS Outlook and
Excluding Impairment Charges and Discontinued Operations
(Dollars in millions)
ROIC Income	2005 Target
Net Income	$227
Impairment charges	384
Gain on sale of InteSys	(43)
Amortization of intangible assets, net of income taxes	2
Interest expense, net of taxes	58
ROIC Income	$628

Invested Capital
Average Shareholder's Equity	$3,489
Average Textron Manufacturing Debt	1,828
Average Cash and Cash Equivalents of Textron Manufacturing	(698)
Eliminate impact of third quarter impairment	149
Average Invested Capital	$4,768

Return on Invested Capital *	13.2%*

* Textron's return on invested capital calculation was modified in the third quarter of 2005 to exclude adjustments for postretirement benefits other than pensions.

Textron Inc.
GAAP to Non-GAAP Reconciliation
2005 EPS Outlook

GAAP EPS	$1.56 - $1.76

Fastening Systems impairment charges *	2.19

EPS excluding Fastening Systems charges - Non-GAAP	$3.75 - $3.95

* Fastening Systems impairment charges recorded in the third quarter were calculated using basic shares as a result of the loss from continuing operations. The amounts above reflect fully diluted shares for the full year.